Exhibit 10.26

Confidential Treatment Requested by Image Sensing Systems, Inc.

AMENDMENT XIII

TO OFFICE LEASE AGREEMENT BY AND BETWEEN

Spruce Tree Centre L.L.P.

and

Image Sensing Systems

This Lease Amendment XIII (“13th Amendment”), made and entered into this 18th day of February, 2014 by and between Spruce Tree Centre L.L.P. (Lessor), and Image Sensing Systems (Tenant), hereby amends the Office Lease Agreement (Lease) dated November 24, 1998 , Lease Amendment I dated October 9, 2001 and Lease Amendment II dated May 24 , 2002, Lease Amendment III dated April 22, 2004, Lease Amendment IV dated August 19, 2005, Lease Amendment V dated February 1, 2006, Lease Amendment VI dated July 21, 2006 and Lease Amendment VII dated April, 2007 and Lease Amendment VIII dated April 2008 and Lease Amendment IX dated October 7, 2008, Amendment X dated May 12, 2009 and Amendment XI dated November, 2009 and Amendment XII dated March 10, 2011with Spruce Tree Centre L.L.P.; between Lessor and Tenant for Premises at Spruce Tree Centre, 1600 University Avenue, St. Paul, Minnesota as follows:

Now, therefore, it is agreed that:

  Paragraph (1) of the Lease is amended to provide for an expansion of the existing premises beginning June 1, 2014. The new Leased premises shall consist of 26,775 rentable square feet on the 4th and 5th floors of Spruce Tree Centre as indicated on the attached Exhibit A. Image Sensing Systems shall be a full floor tenant on all of 4th and 5th floor. In addition to the Leased Premises described above, on 4th and 5th floor; Image Sensing Systems shall have exclusive use and access to two exterior roof top decks. The exterior roof top decks are as follows: the existing 4th floor roof top deck which is a 30 ft. by 25 ft. “patio” on the roof of 3rd floor as shown on the attached space plan. The 5th floor roof top deck is be constructed on the roof of the 4th floor and is to be located outside of the 5th floor elevator lobby as shown in Exhibit A and Exhibit B.
  Paragraph (1) of the Lease is amended to provide that the term of the lease shall run from June 1, 2014 until July 31, 2020.
  The Base Rental Rate as outlined in Paragraph 3a of the Lease is amended as follows:

Dates	Monthly Rent	Annual Rent

06/01/14 – 07/31/14	*	*
08/01/14 - 07/31/15	*	*
08/01/15 - 07/31/16	*	*
08/01/16 - 07/31/17	*	*
08/01/17 - 07/31/18	*	*
08/01/18 - 07/31/19	*	*
08/01/19 - 07/31/20	*	*

_________________

*Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Image Sensing Systems, Inc.

  Exhibit C of the Lease is amended to provide that Lessor agrees to provide an Allowance of $________* (___________*) for Improvements to the Leased Premises. Additionally, Tenant shall have the right to use the Allowance for architectural design fees, construction drawings, mechanical and electrical, cabling costs, kitchen expansion including roof top ventilation for chef's kitchen equipment or building signage. Up to $________* of the $_______* Tenant Improvement Allowance may be used for furniture reconfiguration, fabrication/purchases.
  Exhibit C of the Lease is amended to provide that In addition to the Tenant Improvement allowance described in Paragraph # 4 above, Lessor agrees to provide a $______* per useable sq. ft. allowance / $________* (____________*) for space planning, preparation of Tenant's plans and / or renderings.
  Exhibit E of the Lease is amended to provide that Base rent shall include 30 (Thirty) parking spaces in the attached parking ramp. Validated visitor parking up to 300 hours per month is also included in Base Rent.
  Exhibit E of the Lease is amended to provide that Base Rent shall include the Tenant's right to place its name and/or logo on the Building’s south face. Tenant shall be responsible for paying for the costs associated with the design and fabrication of the sign, and Landlord shall be responsible for paying the costs of sign installation and lighting. The attached rendering in Exhibit B is intended to convey the approximate location of such signage.
  Exhibit E of the Lease is amended to provide that the Tenant shall have one (1) five (5) year option to extend the Lease. Tenant shall provide no less than nine (9) month’s prior written notice of its intention to extend the lease (“Renewal Notice”). The renewal term shall be upon the same terms, covenants and conditions except that the parties shall negotiate, in good faith, to determine the annual Base Rental Rate for the renewal term, which Base Rental Rate should reflect the then-current fair market value of the Premises. In the event that the parties cannot agree on the Base Rental Rate for the renewal term within thirty (30) days following Tenant’s delivery of the Renewal Notice, Tenant shall have the option of either (a) withdrawing its Renewal Notice or (b) submitting the question of fair market rent to a panel of three MAI appraisers (one selected by Landlord, one selected by Tenant and one selected by the two appraisers) who shall determine the fair market rent for the Premises. The cost charged by the appraisers shall be split evenly between Landlord and Tenant.
  Paragraph (9) of the Lease is amended to provide that the Tenant shall have the right, without rental or other charge, to use a portion of the roof and/or parking ramp for Tenant’s R & D equipment. In addition, Tenant shall have the right, at no charge, to install such equipment, conduits, fiber optic and other cables and material in the shafts, ducts, conduits, chases, utility closets and other facilities of the Building.
  Landlord acknowledges that Tenant is a publicly traded company and, therefore, Landlord acknowledges and agrees that Tenant is required by law to include a copy of this 13th Amendment (and Lease) as an exhibit to reports filed by Tenant with the U.S. Securities and Exchange Commission.

_________________

*Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Image Sensing Systems, Inc.

11.	To the extent not specifically amended or modified herein, all terms and conditions of the original lease, addenda and amendments shall remain in full force and effect. However, for any clause in any manner modified, amended or contradicted, this 13th Amendment shall take precedence over the original documents.

Confidential Treatment Requested by Image Sensing Systems, Inc.

Exhibit A

Confidential Treatment Requested by Image Sensing Systems, Inc.

Exhibit B

Signage & 5th Floor Rooftop Deck Conceptual Rendering